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                                                                    EXHIBIT 11


                         Abbott Laboratories and Subsidiaries

                   CALCULATION OF FULLY DILUTED EARNINGS PER SHARE

              (Dollars and Shares in Millions Except Per Share Amounts)


                                                     YEAR ENDED DECEMBER 31
                                                  ----------------------------
                                                    1996     1995      1994
                                                  --------  --------  --------
1.  NET EARNINGS                                  $1,882.0  $1,688.7  $1,516.7
                                                  --------  --------  --------

2.  AVERAGE NUMBER OF SHARES OUTSTANDING             781.2     795.4     812.2
                                                  --------  --------  --------

3.  EARNINGS PER SHARE BASED UPON AVERAGE
    OUTSTANDING SHARES (1 DIVIDED BY 2)           $   2.41  $   2.12  $   1.87
                                                  ========  ========  ========

4.  FULLY DILUTED EARNINGS PER SHARE:

    a. Stock options granted and outstanding for
       which the market price at year-end
       exceeds the option price                       30.2      29.4      17.4
                                                  ========  ========  ========
    b. Aggregate proceeds to the Company from
       the exercise of options in 4.a.            $  970.2  $  816.9  $  317.4
                                                  ========  ========  ========
    c. Market price of the Company's common
       stock at year-end                          $ 50.75   $ 41.63   $  32.63
                                                  ========  ========  ========
    d. Shares which could be repurchased
       under the treasury stock
       method (4.b. divided by 4.c.)                  19.1      19.6       9.7
                                                  ========  ========  ========
    e. Addition to average outstanding shares
       (4.a. - 4.d.)                                  11.1       9.8       7.7
                                                  ========  ========  ========
    f. Shares for fully diluted earnings per
       share calculation (2. + 4.e.)                 792.3     805.2     819.9
                                                  ========  ========  ========
    g. Fully diluted earnings per share
       (1. divided by 4.f.)                      $    2.38  $   2.10  $   1.85
                                                  ========  ========  ========